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Party A: Union Insurance Co.

Party B: Law Insurance Broker Co., Ltd.

In order to promote the insurance business, both parties agree to enter into this Contract (the “Contract”) and bound by the terms and conditions set forth in the Contract as fellows:

1.	Party A mandates Party B for the promotion of insurance business and any other business which are approved by the administration. Both parties enter into the Contract in the spirit of fairness and good-faith. Party B is entitled to solicit Party A’s insurance product.
2.	Party B shall conduct its business pursuant to the related insurance acts and property custom. For the effectiveness of the insurance contract, Party B shall collect all the documents and deliver it to Party A on the agreed period or date. The effective date of the insurance contract is base on the date of the mailing, faxing or emailing. Except agreed by Party A and provided a written acceptance by the Party A, the insurance amount exceed agreed insurance amount are not insurable.
3.	Party B shall obtain supports for the promotion of the insurance products from Party A.
4.	Once an insurance policy is provided by Party A and it is accepted by Party A, Party A shall continuously accept the same insurance policy.
5.	Party B is entitled to collect the premium on behalf of Party A. Party B shall submit the collected premium to Party A on agreed period or date. Party B is forbidden to use the collected premium elsewhere. Party A shall notify Party B when the late payment occurs.
6.	Party A shall balance the brokerage to be paid and pay the brokerage to Party B on the 10th of every month. Party A shall pay the brokerage to the Party B as instructed within 5 days.
7.	Part B shall be responsible for the fee of practice certificate, rental payment, personnel expense, miscellaneous expense and any other expenses. As forms of proposal, guideline for insurance rate and related propagandize material are provided by Party A.
8.	The effective date of Contract is on Apr. 1 2008. The length of validity of the Contract is 2 years, since Apr. 1 on 2008 until Mar. 31 on 2010. Except one party intents to extend the contract, exchanging the contract or terminate the contract,, and notify the other in written form 30 days in advance, the Contract is extended automatically for 2 years. With consents of both parties, the Contract can be terminated anytime after the totality of due premium is closed.

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9.	In case of any other clauses need to be mentioned in this Contract, both parties shall renew and amend through consultation in anytime.
10.	The offer Party B made shall be in accordance with the Party A’s rating guideline. Party B is forbidden for any interruption for the price of insurance products.
11.	Both parties agreed that if the company undergoes a change of business structure, the Contract is still bound by the successor.
12.	Expect Party A obtains an approval from Party B, any information acquired from business, Party A shall not disclose to third-party during validity of the Contract or after termination of the Contract.
13.	Party B is not entitled to receive the initial brokerage for newly entered insurance contact when the former insurance contract of the insured is surrendered, canceled, withdrawn or defaulted 6 months before the new insurance contract is entered. Party B shall return the brokerage to Party A if the brokerage is being paid to Party B. However, Party B is entitled to receive the brokerage for it original solicitation, which is now solicited by others.
14.	Any insurance cooperative contract was signed by both parties before this Contract constitutes parts of this Contract.
15.	Other than set forth in this Contract, shall be pursuant to the R.O.C laws. The jurisdiction of court is chose to be Taiwan Taipei district court.
16.	This contract has two copies of same form. Each party holds one.